As filed with the Securities and Exchange Commission on March 31, 2023

Registration No. 333-267374

Registration No. 333-259676

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-3 Registration Statement No. 333-267374

Post-Effective Amendment No. 4 to:

Form S-1 on form s-3 Registration Statement No. 333-259676

UNDER
THE SECURITIES ACT OF 1933

Volta Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2728007
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

155 De Haro Street
San Francisco, CA 94103
(888) 264-2208
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Cooper

Volta Inc.
Deputy General Counsel
155 De Haro Street
San Francisco, CA 94103
(888) 264-2208

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michael S. Dorf, Esq.

Shearman & Sterling LLP

535 Mission Street, 25th Floor
San Francisco, CA 94105
(415) 616-1100

Approximate date of commencement of proposed sale to the public: Not applicable.

These post-effective amendments deregister those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements (each a “Registration Statement” and collectively, the “Registration Statements”) of Volta Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (“SEC”), and hereby amend the Registration Statements to deregister any securities registered pursuant to the Registration Statements that remain unsold as of the date of these Post-Effective Amendments:

●	Registration Statement on Form S-3 (Registration No. 333-267374), filed with the SEC on September 9, 2022; and

●	Registration Statement on Form S-1 (Registration No. 333-259676), filed with the SEC on September 21, 2021, as amended by Post-Effective Amendment No. 1 to Form S-1, filed with the SEC on May 23, 2022, Post-Effective Amendment No. 2 to Form S-1, filed with the SEC on June 6, 2022, and Post-Effective Amendment No. 3 to Form S-1 on Form S-3, filed with the SEC on September 9, 2022.

On March 31, 2023, pursuant to the Agreement and Plan of Merger, dated as of January 17, 2023, by and among the Registrant, Shell USA, Inc., a Delaware corporation (“Shell”), and SEV Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Shell (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company in the Merger and becoming a wholly owned subsidiary of Shell.

All offerings pursuant to the Registration Statements have been terminated. In connection with the closing of the Merger, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a Post-Effective Amendment any of the securities that had been registered but which remain unsold at the termination of the offerings, hereby removes from registration any and all securities registered but not sold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 31, 2023.

VOLTA INC.

By:	/s/ Brandt Hastings
Name: Brandt Hastings
Title: President

NOTE: No other person is required to sign the Post-Effective Amendments to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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